SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Delaware Enhanced Global Dividend and Income Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Jason Beckett

Jeremy Benkiewicz

Stephen J. Flanagan

Frederic Gabriel

Paul Kazarian

Thomas H. McGlade

Nitin Sapru

Pierre Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SHAREHOLDERS OF DELAWARE ENHANCED GLOBAL

DIVIDEND & INCOME FUND (“DEX”)

IT IS TIME TO HOLD DEX AND ITS BOARD ACCOUNTABLE FOR POOR PERFORMANCE AND EXCEPTIONALLY HIGH FEES

IT IS VITAL THAT YOU COMPLETE, SIGN AND RETURN THE ENCLOSED GOLD PROXY CARD. HELP YOUR FELLOW SHAREHOLDERS PREVENT DEX’S INVESTMENT ADVISER, MACQUARIE, FROM CONTINUING TO TAKE EXORBITANT FEES FROM YOUR INVESTMENT AND RETURNING WHAT WE BELIEVE IS PROLONGED SIGNIFICANT UNDERPERFORMANCE.

THE TABLE BELOW TELLS YOU ALL YOU NEED TO KNOW

In the aggregate, from 2010 through July 2018, DEX has UNDERPERFORMED its stated S&P 500 benchmark by 107%!!!!!

Year	DEX[1]	S&P 500	Performance Difference
2010-2018	93%	200%	-107%

For the past five years, DEX has traded at a price that is on average approximately 12% less than the value of its portfolio, otherwise known as its “net asset value.” We believe the board should take a few simple actions that will allow all shareholders to sell their investments at its true value— something shareholders haven’t been able to do for more than five years.

Macquarie will spend hundreds of thousands of shareholder dollars on solicitation phone calls and mailings to fight our efforts. This only highlights Macquarie’s willingness to put their own interests above shareholders as it will be using money that comes from DEX’s capital base.

Please take a few minutes to sign, date and mail the GOLD proxy card following the instructions on the enclosed card. Your vote will help allow us to get you the value you deserve for your investment.

Sincerely,

Saba Capital Management, L.P.

212-542-4646

 __________________________

1 DEX returns based upon NAV return through July 12, 2018.